                                                                  Exhibit 10.2



                             EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of the 4th day of January, 2002 (the "Effective Date") by and between NeoReach, Inc., a Delaware corporation with its principal address at 3204 Tower Oaks Blvd., Suite 350, Rockville, Maryland 20852 (the "Company"), and Arne Dunhem, an individual residing at 7901 Ariel Way, McLean, Virginia 22102 ("Executive").

                                   RECITAL:

        WHEREAS, the Company and Executive are desirous of entering into an employment agreement setting forth the terms and conditions of Executive's employment with the Company.

         NOW, THEREFORE, in consideration of the forgoing recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.    Employment.

               1.1 Title. The Company hereby employs Executive to serve as the Company's President and Chief Executive Officer.

               1.2 Responsibilities. Executive shall report directly to the Company's Board of Directors (the "Board"). In addition to the duties and responsibilities as the Board may from time to time direct, Executive's duties and responsibilities shall include, without limitation, (a) development and management of the Company's sales, marketing, research and development, engineering and operational functions; (b) development of the Company's infrastructure to support the Company's operations and growth; and (c) development, in conjunction with the Board, of budgets and an operational plan.

               1.3 Full Time. Executive shall devote his full time, attention and energy to the business of the Company and, during the term of this Agreement, shall not, without the express prior written consent of the Board, engage in any other business, employment or other undertaking (whether or not such activity is pursued for gain, profit or other pecuniary advantage), that would interfere with the satisfactory performance of Executive's duties to the Company or present a conflict of interest with the Company; provided, however, that Executive shall not be prevented from investing Executive's assets in such form or manner as would not require any services on the part of Executive in the operation of the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with the Company.

               1.4 Additional Policies. In addition to the terms and conditions of this Agreement, Executive shall be required to adhere to the rules and regulations adopted by the Company from time to time that are generally applicable to all of the Company's employees.

         2.    Term of Employment.

               2.1 Term. The initial term of Executive's employment hereunder (the "Initial Employment Period") shall commence as of the Effective Date and shall continue until April 4, 2002.

               2.2 Renewal. Unless, no later than March 29, 2002, either party delivers written notice to the other of its intent not to renew this Agreement, the term of Executive's employment shall be renewed and extended automatically for an additional one year period following the Initial Employment Period. Thereafter, the term of Executive's employment shall be renewed and extended automatically for additional one year periods unless either party delivers written notice to the other, at least 30 days prior to the expiration of the applicable period, of its intent not to renew this Agreement. All extensions of the term of Executive's employment shall continue for a one-year period under the terms and conditions set forth herein and each extension, along with the Initial Employment Period, shall be considered part of the "Employment Period."

         3.    Compensation of Executive.

               3.1 Base Salary. Beginning on the Effective Date, the Company shall pay to Executive for all services to be rendered by Executive under this Agreement a base salary at an annual rate of One Hundred Eighty Thousand and No/100 Dollars ($180,000.00), to be paid consistent with the Company's normal payroll practices, but not less frequently than in monthly installments. In addition, Executive and Company (through the Board) will mutually agree upon performance milestones and an associated bonus structure that will, upon satisfaction of such performance milestones, enable Executive to earn a minimum additional amount per year of $20,000.

               3.2 Deductions from Compensation. There shall be deducted from all compensation paid to Executive, all amounts that are required by applicable laws (federal, state, county or municipal) to be deducted therefrom by reason of withholding taxes, Social Security contributions and other requisite governmentally imposed deductions from income of employees.

               3.3 Effect of Employment Termination. Except as specifically provided herein, all rights of Executive to receive compensation pursuant to this Section 3 shall cease as of the date of Executive's termination of employment for any reason. Furthermore, the Company shall have the right to deduct from any accrued compensation due Executive on the date of termination the amount of any advances of compensation or loans made to Executive or on Executive's behalf.

               3.4 Stock Option Grant. Company shall grant to Executive an option (the "Option") to acquire such number of shares of the Company's common stock, par value $0.01 (the "Common Stock"), as is equal to 10% of the Company's outstanding shares of Common Stock on the Effective Date (after giving effect to the issuance by the Company of shares of Common Stock pursuant to that certain Term Sheet dated January 2, 2002 by and between the

Company and Daniel Lozinsky including Executive's Option). 70% of the shares of Common Stock granted to Executive pursuant to the Option will vest immediately on the date of grant, 15% of the shares of Common Stock granted to Executive pursuant to the Option will vest on April 5, 2002 and the remaining shares of Common Stock granted to Executive pursuant to the Option will vest on January 5, 2003. The Option will be granted pursuant, and shall be subject, to the terms and conditions of the Company's 2000 Stock Incentive Plan and the form of option grant agreement used in connection therewith. The exercise price of the Option will be equal to the fair market value of the Common Stock on the date of grant (which the Company anticipates will be approximately $.057 per share).

        4.     Fringe Benefits.

               4.1 Reimbursement of Expenses. Upon submission of receipts, invoices, bills, canceled checks or other documentary evidence of the amount and purpose of expenditures, Executive shall be reimbursed for all out-of-pocket business expenses reasonably incurred by Executive in the performance of Executive's duties hereunder. Without limiting the generality of the foregoing, Company will reimburse Executive for the cost of his monthly cellular phone service to the extent it is used for Company business.

               4.2 Insurance and Executive Benefit Plans. Executive shall be entitled to participate in any health insurance, life insurance, medical reimbursement, profit sharing plan or pension plan that is established for the executives of the Company under the same terms and conditions as are generally applicable to the participation of the Company's employees in such programs or plans.

               4.3 Vacation. Executive shall be entitled to vacation in accordance with the Company's standard policies (as they may be modified from time to time).

               4.4 Consulting Fees. Company agrees to pay in full all unpaid invoices relating to consulting services provided by Executive to Company prior to the Effective Date, in the aggregate amount of $20,400.

        5. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

               5.1   Expiration of the Employment Period in accordance with
Section 2;

               5.2 At the election of the Company, for Cause, immediately upon written notice by the Company to Executive. For the purposes of this
Section 5.2, "Cause" for termination shall be deemed to exist upon either (a) the conviction of Executive of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude that may reasonably be expected to have an adverse impact on the Company's reputation or standing in the community or any felony, or (b) willful misconduct in connection with Executive's duties, or willful failure to perform his responsibilities in the best interest of the Company (including, without limitation, material breach by Executive of this Agreement but not minor violations of rules and policies), except in cases involving the mental or physical incapacity or disability of Executive; provided, however, that the Board may terminate Executive's employment pursuant to Section 5.2(b) only after the failure by Executive to correct or cure, or to commence and continue to pursue the correction or curing of, such refusals within forty-five (45) days after receipt by Executive of written notice by the Board of each specific claim of any such misconduct or failure. Executive shall have the opportunity to appear before the Board to discuss such written notice during such forty-five (45) day period. "Willful misconduct" and "willful failure to perform" shall not include action or inaction on the part of Executive which was taken or not taken in good faith by the Executive;

               5.3 Upon the death or thirty (30) days after the disability of Executive. As used in this Agreement, the term "disability" shall mean the inability of Executive, due to a physical or mental disability, for a period of one hundred eighty (180) days, regardless of whether consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

               5.4 At the election of Executive, upon not less than forty-five (45) days prior written notice of termination other than for "good reason". "Good reason" shall include (i) the occurrence of a material breach of this Agreement by the Company, (ii) a material reduction in the responsibilities or reporting relationship of Executive, (iii) a relocation of the Company's principal executive offices to a location outside the Washington, D.C. metropolitan area or the Company's requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations and (iv) a "Change in Control" which shall mean (a) the sale of all or substantially all of the assets of the Company, (b) the dissolution or liquidation of the Company, or (c) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold over 50% of the voting capital stock of the surviving entity are not persons who held voting capital stock of the Company immediately prior to such transaction;

               5.5 At the election of the Company, otherwise than for cause, upon not less than sixty (60) days prior written notice of termination; provided, however, if the termination results from a Change of Control (as defined in Section 5.4) or an initial public offering by the Company, Executive shall receive not less than ninety (90) days notice; or

               5.6 At the election of Executive for "good reason" upon not less than sixty (60) days prior written notice of termination.

        6.     Effect of Termination.

           6.1 Termination by the Company for Cause or at the Election of Executive Other than for Good Reason. In the event Executive's employment is terminated for cause pursuant to Section 5.2, or at the election of Executive pursuant to Section 5.4, the Company shall pay to Executive the salary and benefits otherwise payable to him under Section 4 through the last day of his actual employment by the Company.

           6.2 Termination for Death or Disability. If Executive's employment is terminated by death or because of disability as determined pursuant to
Section 5.3, the Company shall be obligated to pay Executive or the Estate (as the case may be) a severance payment in an amount equal to one (1) full year of his Base Salary in effect as of the effective date of termination to be paid in accordance with the Company's payroll practices under Section 4.

           6.3 Termination at the Election of the Company Other Than For Cause or Executive for Good Reason. If Executive's employment is terminated pursuant to Section 5.5 at the election of the Company, otherwise than for cause, or pursuant to Section 5.6 by Executive for good reason, subject to this Section 6.3, the Company shall be obligated to pay Executive a severance payment in an amount equal to one (1) full year of his Base Salary in effect as of the effective date of termination to be paid during each of the six (6) months following the termination date in equal amounts per month and in accordance with the Company's payroll practices under Section 4. Executive shall also be entitled to receive all benefits otherwise to be provided under Section 4.

               6.4 Survival. The provisions of Sections 7 and 8 shall survive the termination of this Agreement..

               6.5 Return of Company Property. Upon termination of employment for any reason whatsoever, Executive shall relinquish and return to the Company all Company property, records, keys, locks and codes, and shall be liable to the Company for all expenses, damages and/or losses to the Company resulting from Executive's failure to return such property. In the event Executive fails to return all Company property, Executive shall forfeit all claims to unpaid compensation, without affecting the right of the Company to enforce any other remedy available to it.

        7.     Restrictive Covenants; Noncompetition.

               7.1 Definitions. For purposes of this Section 7, the following terms shall have the following meanings, respectively:

                     7.1.1 "Business" means the business of designing, developing, and selling modem technology for the third generation wireless waves ("3G") and providing technical consulting services regarding the design, development and implementation of new technology in the wireless mobile communication industry.


                     7.1.2 "Confidential Information" means any confidential or proprietary information, process or idea of Company, including, but not limited to, marketing plans and techniques, contracts, customer lists, plans or projections, prospects lists, advertiser lists, supplier lists, customer sales analyses, cost information, business forms, financial records, research and development information, price lists, employee information, package formulations, technical information, information relating to software, computer program listings, source codes, object codes, design codes and all other non-public information concerning Company's business. Confidential Information shall not include information which is disclosed publicly in published materials or information generally known to the public. In the event that Executive is not sure whether certain information is Confidential Information within the scope of this Agreement, Executive will treat that information as confidential unless informed in writing by Company to the contrary.

                     7.1.3 "Entity" means, together and individually, any individual, firm, association, partnership (general, limited or limited liability), corporation, limited liability company, group, enterprise, business, or other person or organization.

                     7.1.4 "Termination Date" means the date on which Executive's employment with the Company is terminated pursuant to this Agreement, for any reason whatsoever.

               7.2 Acknowledgment by Executive. Executive acknowledges that he has developed or will develop specialized knowledge of the Company and the Business and related markets and has had or will have access to Confidential Information. Executive recognizes that the Company would be irreparably harmed and its business severely impaired if Executive were to apply Executive's specialized knowledge and establish or re-establish Executive in the Business or related markets, either on Executive's own behalf or in conjunction with another Entity, in competition with the Company in violation of the terms of this Agreement or if Executive were to disclose in violation of this Agreement, or make unauthorized use of, any Confidential Information. Accordingly, Executive expressly acknowledges that Executive is voluntarily entering into this Agreement and that the terms and conditions of this Agreement (and this Section 7 in particular) are fair and reasonable to Executive in all respects.

               7.3 Noncompetition. Executive covenants and agrees that while employed by the Company and during the one (1) year period immediately following the Termination Date, Executive shall NOT (except with the prior written consent of the Board) directly or indirectly own, manage, operate, join, purchase, organize (or take preparatory steps for the organization of), build, control, finance, acquire, or lease, invest in, participate in the ownership, management, operation, control or financing of, or be connected with (as an officer, director, employee, partner, principal, manager, member, agent, representative, associate, consultant, investor, advisor or otherwise), any Entity (other than the Company) anywhere in the world that is engaged in any activity that is the same as, substantially similar to or otherwise competitive with any aspect of the Business or any proposed activity that the Company has made good faith plans to engage in as of the Termination Date. This Section shall not apply to Executive's ownership of less than five percent (5%) of the securities of any publicly held corporation.

               7.4 Nonsolicitation. Executive covenants and agrees that while employed by the Company and during the one (1) year period immediately following the Termination Date, Executive shall NOT, on Executive's own behalf or as an agent or employee of, as a contractor to, as a consultant for, or otherwise on behalf of or in conjunction with any Entity (whether as proprietor, partner, shareholder, or otherwise), directly or indirectly (through another person or Entity) intentionally induce or attempt to induce any customers, suppliers, contractors, officers, employees or agents of any kind of the Company to terminate their respective relationships with the Company or to take action that would be an interference with the business of the Company.

               7.5   Confidentiality.

                     7.5.1 Executive covenants and agrees that Executive shall NOT (except with the prior written consent of the Board or except if Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the Company's business and in accordance with the Company's business practices and employee policies) at any time during or following the term of Executive's employment by the Company directly or indirectly disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information.

                     7.5.2 Executive acknowledges and agrees that any information and materials received by the Company from third parties in confidence (or subject to non-disclosure or similar covenants) shall be deemed to be and shall be Confidential Information for purposes of this Agreement.

               7.6   Ownership and Return of Information.

                     7.6.1 Executive covenants and agrees that all notes, data, tapes, reference items, sketches, drawings, memoranda, files, papers, specifications, records, documents, drawings, charts, reports, and similar items and materials containing Confidential Information or otherwise relating to the business of the Company (including, without limitation, copies or other reproductions and whether in tangible form or contained on computer disks or electronic or other media), whether prepared by Executive or otherwise coming into Executive's possession or control, shall at all times remain the exclusive property of the Company. Executive agrees to promptly turn over to the Company all such materials in Executive's possession or under Executive's control at the request of the Company or, in the absence of such a request, upon the termination of Executive's employment with the Company, and that Executive shall not make or retain in or on any media any copies, reproductions synopses, compilations, summaries or abstracts thereof.

                     7.6.2 Executive agrees that Executive shall not, by virtue of Executive's association with the Company, acquire any rights in any Confidential Information, good will or other assets or properties of the Company, whether tangible or intangible, and whether or not created by Executive. If Executive should be vested with any such rights by operation of law or otherwise, Executive agrees to assign the same to the Company, without further consideration, immediately upon the Company's request.

               7.7   Developments.

                     7.7.1 Executive will promptly disclose to the Company (or any persons designated by it) all processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the period of Executive's employment that are related to or useful in the Business, result from tasks assigned to Executive by the Company, or result from the use of premises and/or resources owned, leased, or contracted for by the Company (all such processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products are hereinafter referred to as "Inventions"). Executive will also promptly disclose to Executive, and the Company hereby agrees to receive all such disclosures in confidence, all other discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, programs, strategies, know-how, and data, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the period of Executive's employment for the purposes of determining whether they constitute "Inventions," as defined above.

                     7.7.2 Executive agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owners of all patents, copyrights, and other rights in connection therewith. Executive hereby assigns to the Company any rights Executive may have or acquire in such Inventions. Executive further agrees as to all such Inventions to assist the Company in every proper way, to obtain and from time to time enforce patents, copyrights, and other rights and protections relating to said Inventions in any and all countries, and to that end Executive will execute all documents for use in applying for and obtaining such patents, copyrights, and other rights and protections on and enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Executive's obligation to assist the Company in obtaining and enforcing patents, copyrights, and other rights and protections relating to such Inventions in any and all countries shall continue beyond the termination of Executive's employment or retention, but the Company shall compensate Executive at a reasonable rate after termination for time actually spent by Executive at the Company's request on such assistance. In the event the Company is unable, after reasonable effort, to secure Executive's signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right of protection relating to an Invention, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and on behalf of Executive to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Executive.

               7.8   Distinct Covenants. The covenants contained in this
Section 7 shall be construed as if each covenant is divided into separate and distinct covenants, and each such covenant shall constitute separate and several covenants distinct from all other such covenants.

               7.9 Remedies. Executive expressly acknowledges that (a) the covenants and restrictions contained herein are necessary, fundamental and required for the protection of the Company's business, (b) such covenants relate to matters that are of special, unique and extraordinary character that gives each of such covenants a special, unique and extraordinary value, and
(c) a breach of any of such covenants or any other provision of this Agreement will result in irreparable harm and damages to the Company which would be very difficult to determine and which cannot be adequately compensated by monetary award. Accordingly, the Company, in addition to and not to the exclusion of any monetary award or other rights and remedies at law or in equity to which the Company may be entitled and in addition to all other rights and remedies provided for in this Agreement shall be entitled, as a matter of right, to injunctive relief and specific performance, with respect to any actual or threatened breach by Executive of any such covenants. In any legal or equitable proceeding arising out of this Agreement (including to enforce or interpret this Agreement), in the event that Company prevails in such proceeding, Executive shall pay to the Company, all of the Company's costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Company in connection with such proceeding.

               7.10 Severability. If any provision of this Section 7 shall be held by a court of competent jurisdiction to be excessively broad as to geographical area, duration, activity or subject, it shall be deemed to extend only over the maximum geographical area, duration, activity and/or subject as to which such provision shall be valid and enforceable under applicable law.

        8. Executive's Representations. Executive hereby represents and warrants to the Company that there are not now operative and in force any employment agreements, contracts, other instruments or other restrictions of any nature to which Executive is a party or by which Executive is bound that restrict, limit, prevent, prohibit or make unlawful the execution by Executive of this Agreement, or the performance by Executive of any or all of the obligations, covenants and duties herein specified, or the Company's employment of Executive in accordance herewith.

        9. Arbitration. Except with respect to any equitable remedies, any controversy or claim arising out of or in any way relating to this Agreement, the performance of the parties under this Agreement, the termination of this Agreement or the breach of this Agreement, shall be settled by arbitration in the Washington, DC metropolitan area, in accordance with the procedures (the "Procedures") of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that any controversy or claim subject to arbitration will be submitted to a single arbitrator selected from the panels of arbitrators of the AAA in accordance with the Procedures unless some other method is agreed to by the parties to this Agreement. Additionally, the discovery provisions of the Federal Rules of Civil Procedures ("Rules") then in effect shall apply in any such arbitration and the arbitrator is hereby directed to enforce such Rules. The losing party in any such arbitration shall pay the prevailing party's legal fees and costs as well as the costs of the arbitration. The foregoing agreement to arbitrate shall be specifically enforceable.

        10. Survival. Sections 6, 7, 8, 9 and 10 of this Agreement expressly survive any termination of this Agreement and/or Executive's employment by Company.

        11. Non-Assignability by Executive. Executive shall have no right to assign this Agreement or any of Executive's rights or obligations hereunder to another party or parties.

        12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein.

        13. Non-Waiver of Breach. No failure of either party to exercise any power, right or remedy given such party hereunder, or to insist upon the strict compliance by the other party of any obligation, covenant, term, condition, warranty or agreement hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of such party's right to demand exact compliance with the terms hereof.

        14. Notices. Any notice, request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Agreement shall not be effective unless the same is in writing and is delivered in person, or sent by registered or certified mail, return receipt requested, first-class postage prepaid, to the addresses of the party first set forth on the signature page hereof. Any party may change the address to which notice must be given by giving notice of such change of address to the other party in accordance with this Section 14. Time periods shall commence on the date of hand delivery or proper mailing, as the case may be.

        15. Entire Agreement; Amendments. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, and no oral agreements or written correspondence shall be held to affect the provisions hereof. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought.

        16. Partial Invalidity. Should any part of this Agreement for any reason be declared or held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

        17. Burden and Benefit. This Agreement is binding upon, and inures to the benefit of the Company, its successors and assigns, and Executive and his heirs, executors, administrators, personal and legal representatives.

        18. Number and Gender. Where text requires, words in the singular shall be deemed to include the plural and vice-versa, and words of any gender shall be deemed to include all genders.

                        [Signatures on following page]

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has hereunto set his hand, all done as of the day and year hereinabove first written.

                                               COMPANY:
                                               NeoReach, Inc.

                                               /s/ KEN MIN
                                               -------------------------
                                               By:  Ken Min
                                                    President

                                               EXECUTIVE:
                                               /s/ ARNE DUNHEM
                                               --------------------------
                                               Arne Dunhem